Exhibit 99.2
NUANCE COMMUNICATIONS, INC.
SECOND QUARTER FISCAL 2011
EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 10, 2011 at 5:00 pm EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (877) 777-1967 or (612) 332-0637 at least five minutes prior to the call and referencing conference code 201963. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 201963.
Opening Remarks
In our press release this afternoon, we reported non-GAAP revenue in Q2 11 of $332.0 million, up 13.4% from $292.8 million a year ago. Total GAAP revenue in Q2 11 was $319.0 million, up 16.8% from $273.0 million in Q2 10. We recognized non-GAAP net income in Q2 11 of $99.9 million, representing $0.32 per diluted share, compared to non-GAAP net income of $83.3 million, or $0.28 per diluted share, in the same period last year. We recognized GAAP net income in Q2 11 of $1.7 million, or $0.01 per diluted share, compared to Q2 10 GAAP net loss of ($15.4) million, or ($0.05) per share. Non-GAAP operating margin was 32.9% for Q2 11, compared to 32.0% in Q2 10. Second quarter operating cash flow was $96.1 million, compared to $55.5 million in the same quarter a year ago. Nuance ended Q2 11 with a balance of cash and marketable securities of $678.6 million. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.)
Compared to Q2 10, Nuance’s Q2 11 non-GAAP revenue benefited from (1) growth in healthcare on-demand, (2) strength in our mobile and consumer business, including product licensing and services, (3) product licensing from our imaging business and (4) enterprise product licensing.
Discussion of non-GAAP Revenue
In Q2 11, the United States contributed 72% of non-GAAP revenue and international contributed 28%. On-demand revenues continued to grow year-over-year, enabled by contributions from healthcare and mobile services. Also in Q2 11, product and licensing revenue grew significantly compared to Q2 10, due to improved contributions from eCopy, increased sales of Dragon NaturallySpeaking 11 and Dragon Dictate for Mac, and growth in licenses within our enterprise solutions.
At the end of Q2 11, the estimated 3-year value of total on-demand contracts was $1,225.5 million, up 19.6% from $1,025.0 million at the end of Q2 10. The trend toward customer preference for our volume-based and transactional pricing models continues. As more of our large customers and partners transition to these models, a greater proportion of bookings will contribute revenue over extended periods.

Table: Non-GAAP Revenue by Market

	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2010	2010	2010	2010	2010	2011	2011
Healthcare	$106.8	$106.9	$114.3	$121.3	$449.3	$117.8	$121.0
Yr/Yr Organic Growth*	7%	13%	18%	17%	14%	5%	7%
Mobile & Consumer	$66.4	$80.7	$72.2	$90.2	$309.4	$87.7	$93.7
Yr/Yr Organic Growth*	15%	32%	14%	28%	22%	18%	15%
Enterprise	$75.7	$71.3	$71.1	$78.0	$296.1	$72.5	$74.0
Yr/Yr Organic Growth*	12%	(6)%	(13)%	(7)%	(4)%	(8)%	(0)%
Imaging	$35.7	$33.9	$35.8	$35.4	$140.8	$39.3	$43.2
Yr/Yr Organic Growth*	7%	11%	6%	(11)%	3%	10%	28%

Total revenue	$284.6	$292.8	$293.4	$324.9	$1,195.7	$317.3	$332.0

Yr/Yr Organic Growth*	10%	12%	6%	9%	9%	5%	10%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue in the same period in the prior year is adjusted to include revenue from companies subsequently acquired by Nuance, as if we had owned the acquired business in the prior period.
Table: Non-GAAP Revenue by Type

	Q1	Q2	Q3	Q4	FY	Q1	Q2
	2010	2010	2010	2010	2010	2011	2011
Product and Licensing	$130.2	$128.0	$121.8	$150.6	$530.7	$145.0	$152.7
% of Revenue	46%	44%	42%	46%	44%	46%	46%
Professional Services and Hosting	$104.5	$118.6	$124.2	$127.6	$474.9	$124.1	$130.1
% of Revenue	37%	41%	42%	39%	40%	39%	39%
Maintenance and Support	$49.9	$46.2	$47.4	$46.7	$190.1	$48.2	$49.2
% of Revenue	18%	16%	16%	14%	16%	15%	15%

Total revenue	$284.6	$292.8	$293.4	$324.9	$1,195.7	$317.3	$332.0

Healthcare Solutions. Within our healthcare business, on-demand solutions contributed to revenue growth. During Q2 11, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 3.650 billion lines per year, up 16% from 3.137 billion lines per year during Q2 10. Nuance had very strong bookings in healthcare on-demand contracts, and continued to make progress in implementing on-demand contracts signed in prior quarters, which will contribute to future revenue. In addition, Nuance has recently made several important product announcements. During Q2 11, Nuance delivered new language support for Dragon Medical 11, including UK English, French and German. In addition, Nuance delivered the first version of its Nuance Healthcare Development Platform and Nuance SpeechAnywhere services to provide advanced, cloud-based medical speech-recognition services for healthcare information technology developers. Key customers in Q2 11 included Accenture, Aurora Healthcare, Epocrates, Memorial Health Systems, Ohio State University, Presbyterian Healthcare Services, Sutter Sacramento/Sierra, University of Pittsburgh Medical Center, and Vanguard Health Systems.
Mobile and Consumer Solutions. Within our mobile and consumer business, on-demand services contributed to professional services and hosting revenue in the quarter. In addition, Nuance continued to secure significant design wins and expanded functionality in strategic arrangements with our largest OEMs. In particular, Nuance had strong bookings in the automobile market, and increased professional services revenue to support implementation of recent automotive and handset design wins. Nuance’s momentum continued in connected car implementations, through SMS, search and other engagements at key manufacturers and OEMs such as Audi, BMW, Bury, Ford, GM, Harman Becker, Hyundai, Tom

Tom and Toyota. In addition, Nuance is experiencing increasing automobile interest and engagement in China, India, Japan and Korea. Demand continued to grow for network and hybrid solutions, as evidenced by recent material Nuance Voice Control contracts, growing numbers of partners and live applications, and increasing volumes of network traffic. Nuance launched its paid FlexT9 keyboard and speech application for the Android market, and released Mandarin versions of its iPhone Dragon Dictation and Dragon Search applications. Interest continues to grow rapidly in TV, set-top box, tablet, e-reader, screen reader and other consumer electronics markets, and Nuance achieved design wins for tablet computers at Asus and HTC. Nuance’s voicemail-to-text services continued to progress toward full-automation, reducing operating costs and enabling more favorable pricing to end users. In our Dragon dictation solutions, Q2 11 revenue benefited from North American advertising and enterprise pilots as well as EMEA channel engagement. Key customers and design wins in Q2 11 included Amazon, Asus, Bell Mobility, BMW, Bosch, Cox, Ford, Fujitsu, Garmin, Harman Becker, HTC, KDDI, Kyocera, LGE, Movistar Mexico, Nissan, Nokia, Novero, Rogers, Samsung, Sony Ericson, TeleEpoch and Telefonica.
Enterprise Solutions. Within our enterprise business, license and maintenance contributed to revenue growth in the quarter. At the end of Q2 11, backlog hours in enterprise professional services stood at approximately 333,000 hours, as compared with approximately 267,000 hours at the end of Q2 10. The estimated future value of unimplemented contracts for the Nuance On Demand solution at the end of Q2 11 was $27.8 million, as compared with $31.2 million at the end of Q1 11, reflecting deployments at two large US financial services companies during the quarter. Although our enterprise business continues to be challenged by the performance of our channel partners, we have recently experienced improved license revenues, owing to our direct sales efforts, as well as increased stability and recovery among existing channel partners and contributions from newly developed channel partners. Nuance’s professional services team continues to progress toward implementation of solutions under large contracts for the Nuance On Demand solution signed during FY 10, which will lead to future professional services and hosting revenue. During Q2 11, Nuance launched a call steering portal quick start program designed to improve near-term license growth. In addition, Nuance is expanding our international teams to broaden our enterprise markets. Nuance also began a strategic evolution of our products to address natural language-driven multi-channel care with an emphasis on richer mobile applications to address customer self-service in addition to call-intercept. Key enterprise customers in Q2 11 included Apollo, AT&T, BNI Bank, Caremark, Citibank, Comcast, Crealog, DHL, Energy Australia, GE Money, Horizon BCBS, MetroPCS, Movistar Mexico, Nordea, PNC, TD Canada, Telecom Deutschland, Telstra, Swisscom, and US Social Security Administration.
Imaging Solutions. Within our imaging business, revenue growth was driven by sales of the eCopy ShareScan product. ShareScan 5 was released in Q1 11, and revenue contribution is expected throughout the year. Growth initiatives include expanded cross-selling of our imaging products into the healthcare market, expanded eCopy connector platform relationships, cloud investments for OmniPage connectors and PaperPort Anywhere, and the release of PDF Converter for Macintosh in English, French and German. Key customers in Q2 11 included 3M-Health Information Services, Canon, Fresno Medical Center, Hogan Lovells, Lockheed Martin and Ricoh.
Discussion of non-GAAP Cost of Revenue and Gross Margins
In Q2 11, cost of revenue was $103.8 million, for a gross margin of 68.7%, equal to Q2 10 gross margin. Gross margin for product and licensing declined to 88.7% in Q2 11 from 89.3% a year ago. Cost of product and license revenue increased primarily due to higher cost of goods sold associated with Dragon and imaging revenues. Gross margin for professional services and hosting declined to 40.3% in Q2 11 from 40.6% a year ago, due to increased costs associated with personnel and equipment to support mobile services, enterprise and healthcare on-demand contracts. Gross margin for maintenance and support declined to 81.9% in Q2 11 from 83.7% a year ago due to higher volumes of enterprise application maintenance and support.

Discussion of non-GAAP Operating Expenses and Operating Margins
In Q2 11, operating margin was 32.9%, up from 32.0% in Q2 10, driven by leverage on operating expenses. Expenses increased during Q2 11 due to accelerated investments related to strategic partnerships, recent acquisitions, and increased sales and marketing, all to support recent product releases and future growth. Despite these investments, operating margin increased due to revenue growth.
Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q2 11 cash flow from operations of $96.1 million, up from $55.5 million in Q2 10,driven by increased profitability, improved collections and other factors. At the end of Q2 11, our cash and marketable securities balance was approximately $678.6 million. Capital expenditures totaled $7.7 million for Q2 11, and depreciation was $6.5 million for Q2 11.
Days Sales Outstanding (DSO)
Beginning Q1 11, we have updated the manner in which we calculate DSO. Our updated calculation is as follows: Accounts receivable, net, divided by GAAP revenue for the period, multiplied by 90.
In Q2 11, DSO was 65 days, compared to 71 days in Q2 10. Below is a table providing historical DSO using this updated calculation:

	Q1 10	Q2 10	Q3 10	Q4 10	Q1 11	Q2 11
DSO	74	71	71	63	70	65
Deferred Revenue
Total deferred revenue increased from $207.1 million at the end of Q2 10 to $256.0 million at the end of Q2 11, and current deferred revenue increased from $143.6 million to $177.9 million over the same period. The increase in deferred revenue was primarily attributable to set-up and implementation activities related to our hosted offerings, billings in excess of revenues earned on several large professional services implementation projects and maintenance and support contracts in mobile and imaging.
Discussion of Q3 11 Guidance and Fiscal Year Outlook
We anticipate that strength in our healthcare, mobile-consumer and imaging business will lead growth in fiscal 2011. We expect to benefit as well from improving relative performance in our enterprise business. Favorable bookings and backlog achievement in fiscal 2010 as well as the first half of fiscal 2011 will assist across our business. Investments in sales and marketing resources, along with new product and services offerings, should enhance revenue growth, especially in the second-half of the fiscal year.
Our healthcare business should experience improved growth, benefitting from a continuation of recent trends, including the momentum within our on-demand offerings, more robust purchasing of our radiology solutions and an increase in Dragon Medical license revenues in association with EHR usage. Nuance has additional product and service offerings slated for this fiscal year, which we believe will further enhance institutional preference for our solutions.
Within our mobile and consumer business, we expect continued growth during FY11, based upon design wins, mobile services growth, acceptance of our consumer products and strong royalty reports. Revenues will include a materially greater proportion of mobile services, reflecting the benefits of past bookings and the heightened interest and acceptance for our offerings. Revenues will also benefit from substantial continued investments in brand advertising and from large investments in global language expansion.
The enterprise business is expected to return to growth in the second half of fiscal 2011, incorporating material revenues from previously signed on-demand contracts. We also expect improved license revenues, both from our direct sales efforts and from channel partners, owing to increased stability and recovery among existing channel partners and contributions from newly developed channel partners.
In our imaging business, bookings strength for our eCopy revenues, along with new product offerings, should result in robust growth for the remainder of FY11.
We remind investors of our intention to fund investments in research and development, sales and professional services personnel to capture additional growth in FY12. In particular, we are funding an unprecedented level of strategic engagements in our mobile market, where the demand for advanced mobile cloud-based services is growing rapidly. We expect these investments to contribute to growth in FY12. Within healthcare, we are similarly investing in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several key partners.
With these factors in mind, we expect full-year, FY 11 GAAP revenues in the range of $1,286 million to $1,316 million. We expect FY 11 non-GAAP revenues between $1,330 million and $1,360 million. We expect Q3 11 GAAP revenues between $319.3 million and $331.3 million, and we anticipate Q3 11 non-GAAP revenues between $329 million and $341 million.
We expect FY 11 GAAP EPS to be in the range of $0.07 and $0.13 and FY 11 non-GAAP EPS to be in the range of $1.30 and $1.36. We expect Q3 11 GAAP EPS to be in the range of $0.01 and $0.04 and Q3 11 non-GAAP EPS to be in the range of $0.32 and $0.35.
Although we do not provide a specific forecast for CFFO, we do expect once again in fiscal 2011 to achieve substantial growth in our cash flows, based upon increased revenues, strong margins and disciplined working capital practices.
This ends the prepared conference call remarks.
Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.
Enterprise professional services backlog hours. Nuance defines its enterprise professional services backlog hours as the accumulated estimated professional services hours necessary to fulfill all of its existing, executed professional services contracts within the enterprise business, including those that are cancelable by customers, based on the original estimate of hours sold. Nuance believes its professional services backlog hours are useful in forecasting its internal professional services needs, as well as for projecting future professional services revenues.

Estimated future value of unimplemented Nuance Enterpirse on-demand contracts. Nuance considers contracts for its Nuance On Demand solutions to be unimplemented for the time period from execution of the contract with the customer until such time as implementation and set-up services are complete and the customers have begun utilizing the on-demand platform. Once a contract is implemented, the entire estimated value of the contract is deducted from the total. Because contracts for our Nuance On Demand solutions are generally large, multi-year contracts, the aggregate estimated value of these contracts can materially increase or decrease from period to period as contracts are executed and implemented.

Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding strength in our healthcare, mobile-consumer and imaging business, improvements in our enterprise business, investments in sales and marketing resources, enterprise professional services backlog, the value of unimplemented Nuance On Demand contracts, growth in the remainder of fiscal 2011, new product and service offerings, moderation of expenses associated with sales, services, and research and development, increases in advertising and promotion expenses, the general economic condition, third quarter and fiscal 2011 financial performance and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2010 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The information included in this press release should not be viewed as a substitute for full GAAP financial statements.
Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and six months ended March 31, 2011 and 2010, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which are described below.
Acquisition-Related Revenue and Cost of Revenue.
The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from eCopy for the three and six months ended March 31, 2011, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer during the same quarter. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.
Acquisition-Related Costs, Net.
In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.
These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:
(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.

(ii) Professional service fees. Professional service fees include direct costs of the acquisition, as well as post-acquisition legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.
Amortization of Acquired Intangible Assets.
The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.
Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into two IP collaboration agreements, spanning six years and five years, respectively. All intellectual property derived from these collaborations will be jointly owned by the two parties, but Nuance will have sole rights to commercialize this intellectual property during the term of these agreements. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.
Non-Cash Expenses.
The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:
(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.
Other Expenses.
The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash.
The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Six months ended
	March 31,		March 31,
	2011	2010	2011	2010
Revenues:
Product and licensing	$141,580	$113,161	$275,436	$226,388
Professional services and hosting	128,911	116,228	251,731	219,923
Maintenance and support	48,471	43,616	95,624	89,671

Total revenues	318,962	273,005	622,791	535,982

Cost of revenues:
Product and licensing	14,984	10,702	32,130	23,293
Professional services and hosting	86,490	73,000	164,702	134,996
Maintenance and support	9,536	7,714	17,809	15,704
Amortization of intangible assets	14,163	12,184	27,454	23,202

Total cost of revenues	125,173	103,600	242,095	197,195

Gross profit	193,789	169,405	380,696	338,787

Operating expenses:
Research and development	46,272	37,931	87,653	74,881
Sales and marketing	74,137	63,899	152,481	129,461
General and administrative	37,188	31,305	68,370	58,756
Amortization of intangible assets	21,572	22,201	44,249	44,327
Acquisition-related costs, net	2,314	7,962	5,315	20,767
Restructuring and other charges, net	2,428	12,372	4,479	12,987

Total operating expenses	183,911	175,670	362,547	341,179

Income (loss) from operations	9,878	(6,265)	18,149	(2,392)
Other expense, net	(5,756)	(6,843)	(8,015)	(14,654)

Income (loss) before income taxes	4,122	(13,108)	10,134	(17,046)
Provision for income taxes	2,387	2,288	8,408	2,628

Net income (loss)	$1,735	$(15,396)	$1,726	$(19,674)

Net income (loss) per share:
Basic	$0.01	$(0.05)	$0.01	$(0.07)

Diluted	$0.01	$(0.05)	$0.01	$(0.07)

Weighted average common shares outstanding:
Basic	300,937	284,994	299,772	281,998

Diluted	314,756	284,994	313,152	281,998

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	March 31, 2011	September 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$641,712	$516,630
Restricted cash	7,054	24,503
Marketable securities	26,305	5,044
Accounts receivable, net	228,622	217,587
Acquired unbilled accounts receivable	1,791	7,412
Prepaid expenses and other current assets	76,466	70,466

Total current assets	981,950	841,642

Land, building and equipment, net	69,135	62,083
Marketable securities	10,590	28,322
Goodwill	2,099,910	2,077,943
Intangible assets, net	627,368	685,865
Other assets	72,255	73,844

Total assets	$3,861,208	$3,769,699

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$7,150	$7,764
Contingent and deferred acquisition payments	12,216	2,131
Accounts payable and accrued expenses	209,356	230,237
Deferred and unearned revenue	177,912	142,340

Total current liabilities	406,634	382,472

Long-term portion of debt and capital leases	851,963	851,014
Long-term deferred revenue	78,049	76,598
Other long term liabilities	149,009	162,419

Total liabilities	1,485,655	1,472,503

Stockholders’ equity	2,375,553	2,297,196

Total liabilities and stockholders’ equity	$3,861,208	$3,769,699

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended		Six months ended
	March 31,		March 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$1,735	$(15,396)	$1,726	$(19,674)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42,206	39,747	84,723	77,977
Stock-based compensation	43,619	24,708	75,717	44,774
Non-cash interest expense	3,177	3,245	6,369	6,524
Non-cash restructuring and other expense	—	6,833	—	6,833
Deferred tax provision	460	(800)	564	(1,111)
Other	720	(25)	700	666
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	10,754	(2,274)	(2,519)	(8,541)
Prepaid expenses and other assets	(6,200)	(4,194)	(11,196)	(3,719)
Accounts payable	84	1,460	(1,446)	(2,249)
Accrued expenses and other liabilities	(13,845)	(17,760)	(31,035)	(10,357)
Deferred revenue	13,402	19,984	35,845	29,457

Net cash provided by operating activities	96,112	55,528	159,448	120,580

Cash flows from investing activities:
Capital expenditures	(7,671)	(5,094)	(16,564)	(7,850)
Payments for acquisitions, net of cash acquired	(3,498)	(17,631)	(16,808)	(159,352)
Payments for acquired technology	(715)	(7,350)	(715)	(7,350)
Payments for equity investments	—	—	—	(14,970)
Purchases of marketable securities	—	—	(10,776)	—
Proceeds from sales of marketable securities	—	—	6,650	—
Change in restricted cash balance	—	—	17,184	—

Net cash used in investing activities	(11,884)	(30,075)	(21,029)	(189,522)

Cash flows from financing activities:
Payments of debt and capital leases	(2,022)	(2,324)	(4,091)	(4,064)
Payments of other long-term liabilities	(2,685)	(2,562)	(5,274)	(4,818)
Proceeds (payments) on settlement of share-based derivatives	344	3,784	(628)	3,784
Excess tax benefits on employee equity awards	358	—	4,020	—
Proceeds from issuance of common stock from employee stock plans	10,261	13,642	14,611	18,823
Cash used to net share settle employee equity awards	(8,023)	(2,168)	(26,426)	(9,784)

Net cash (used in) provided by financing activities	(1,767)	10,372	(17,788)	3,941

Effects of exchange rate changes on cash and cash equivalents	4,862	(923)	4,451	(233)

Net increase (decrease) in cash and cash equivalents	87,323	34,902	125,082	(65,234)
Cash and cash equivalents at beginning of period	554,389	426,902	516,630	527,038

Cash and cash equivalents at end of period	$641,712	$461,804	$641,712	$461,804

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Six months ended
	March 31 ,		March 31 ,
	2011	2010	2011	2010
GAAP revenue	$318,962	$273,005	$622,791	$535,982
Acquisition-related revenue adjustments: product and licensing	11,123	14,813	22,259	31,805
Acquisition-related revenue adjustments: professional services and hosting	1,149	2,436	2,388	3,273
Acquisition-related revenue adjustments: maintenance and support	776	2,577	1,834	6,369

Non-GAAP revenue	$332,010	$292,831	$649,272	$577,429

GAAP cost of revenue	$125,173	$103,600	$242,095	$197,195
Cost of revenue from amortization of intangible assets	(14,163)	(12,184)	(27,454)	(23,202)
Cost of revenue adjustments: product and licensing (1,2)	2,321	2,948	4,769	6,126
Cost of revenue adjustments: professional services and hosting (1,2)	(8,852)	(2,467)	(14,367)	(4,905)
Cost of revenue adjustments: maintenance and support (1,2)	(637)	(202)	(1,027)	(417)

Non-GAAP cost of revenue	$103,842	$91,695	$204,016	$174,797

GAAP gross profit	$193,789	$169,405	$380,696	$338,787
Gross profit adjustments	34,379	31,731	64,560	63,845

Non-GAAP gross profit	$228,168	$201,136	$445,256	$402,632

GAAP income (loss) from operations	$9,878	$(6,265)	$18,149	$(2,392)
Gross profit adjustments	34,379	31,731	64,560	63,845
Research and development (1)	8,041	2,419	12,908	4,449
Sales and marketing (1)	12,097	8,779	22,407	17,297
General and administrative (1)	13,761	10,386	24,598	17,032
Amortization of intangible assets	21,572	22,201	44,249	44,327
Costs associated with IP collaboration agreements	4,625	4,000	9,250	8,000
Acquisition-related costs, net	2,314	7,962	5,315	20,767
Restructuring and other charges, net	2,428	12,372	4,479	12,987

Non-GAAP income from operations	$109,095	$93,585	$205,915	$186,312

GAAP provision for income taxes	$2,387	$2,288	$8,408	$2,628
Non-cash taxes	1,012	1,812	(609)	3,301

Non-GAAP provision for income taxes	$3,399	$4,100	$7,799	$5,929

GAAP net income (loss)	$1,735	$(15,396)	$1,726	$(19,674)
Acquisition-related adjustment — revenue (2)	13,048	19,826	26,481	41,447
Acquisition-related adjustment — cost of revenue (2)	(2,552)	(3,403)	(5,179)	(6,800)
Acquisition-related costs, net	2,314	7,962	5,315	20,767
Cost of revenue from amortization of intangible assets	14,163	12,184	27,454	23,202
Amortization of intangible assets	21,572	22,201	44,249	44,327
Non-cash stock-based compensation (1)	43,619	24,708	75,717	44,774
Non-cash interest expense, net	3,177	3,245	6,369	6,524
Non-cash income taxes	(1,012)	(1,812)	609	(3,301)
Costs associated with IP collaboration agreements	4,625	4,000	9,250	8,000
Change in fair value of share-based instruments	(3,234)	(2,636)	(10,449)	(4,708)
Restructuring and other charges, net	2,428	12,372	4,479	12,987

Non-GAAP net income	$99,883	$83,251	$186,021	$167,545

Non-GAAP diluted net income per share	$0.32	$0.28	$0.59	$0.56

Diluted weighted average common shares outstanding	314,756	300,196	313,152	297,855

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended		Six months ended
	March 31 ,		March 31 ,
	2011	2010	2011	2010
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$21	$9	$27	$18
Cost of professional services and hosting	9,062	2,913	14,750	5,561
Cost of maintenance and support	637	202	1,027	417
Research and development	8,041	2,419	12,908	4,449
Sales and marketing	12,097	8,779	22,407	17,297
General and administrative	13,761	10,386	24,598	17,032

Total	$43,619	$24,708	$75,717	$44,774

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$13,048	$19,826	$26,481	$41,447
Cost of product and licensing	(2,342)	(2,957)	(4,796)	(6,144)
Cost of professional services and hosting	(210)	(446)	(383)	(656)
Cost of maintenance and support	—	—	—	—

Total	$10,496	$16,423	$21,302	$34,647

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2
Total Revenue	2010	2010	2010	2010	2010	2011	2011
GAAP Revenue	$263.0	$273.0	$273.2	$309.8	$1,118.9	$303.8	$319.0
Adjustment	$21.6	$19.8	$20.2	$15.1	$76.7	$13.4	$13.0

Non-GAAP Revenue	$284.6	$292.8	$293.4	$324.9	$1,195.7	$317.3	$332.0

	Q1	Q2	Q3	Q4	FY	Q1	Q2
Healthcare	2010	2010	2010	2010	2010	2011	2011
GAAP Revenue	$105.5	$105.8	$113.5	$119.8	$444.6	$117.4	$120.7
Adjustment	$1.3	$1.1	$0.8	$1.5	$4.7	$0.4	$0.3

Non-GAAP Revenue	$106.8	$106.9	$114.3	$121.3	$449.3	$117.8	$121.0

	Q1	Q2	Q3	Q4	FY	Q1	Q2
Mobile & Consumer	2010	2010	2010	2010	2010	2011	2011
GAAP Revenue	$64.1	$77.8	$66.3	$89.2	$297.3	$86.1	$93.1
Adjustment	$2.3	$2.9	$5.9	$1.0	$12.1	$1.6	$0.6

Non-GAAP Revenue	$66.4	$80.7	$72.2	$90.2	$309.4	$87.7	$93.7

	Q1	Q2	Q3	Q4	FY	Q1	Q2
Enterprise	2010	2010	2010	2010	2010	2011	2011
GAAP Revenue	$75.4	$70.9	$71.0	$76.6	$293.9	$71.1	$72.3
Adjustment	$0.3	$0.4	$0.1	$1.4	$2.2	$1.4	$1.7

Non-GAAP Revenue	$75.7	$71.3	$71.1	$78.0	$296.1	$72.5	$74.0

	Q1	Q2	Q3	Q4	FY	Q1	Q2
Imaging Revenue	2010	2010	2010	2010	2010	2011	2011
GAAP Revenue	$18.0	$18.5	$22.4	$24.2	$83.1	$29.2	$32.8
Adjustment	$17.7	$15.4	$13.4	$11.2	$57.7	$10.0	$10.4

Non-GAAP Revenue	$35.7	$33.9	$35.8	$35.4	$140.8	$39.3	$43.2

Product and Licensing	Q1	Q2	Q3	Q4	FY	Q1	Q2
Revenue	2010	2010	2010	2010	2010	2011	2011
GAAP Revenue	$113.2	$113.2	$108.8	$138.2	$473.5	$133.8	$141.6
Adjustment	$17.0	$14.8	$13.0	$12.4	$57.2	$11.1	$11.1

Non-GAAP Revenue	$130.2	$128.0	$121.8	$150.6	$530.7	$145.0	$152.7

Professional Services and	Q1	Q2	Q3	Q4	FY	Q1	Q2
On-Demand Revenue	2010	2010	2010	2010	2010	2011	2011
GAAP Revenue	$103.7	$116.2	$117.9	$125.8	$463.6	$122.8	$128.9
Adjustment	$0.8	$2.4	$6.3	$1.8	$11.3	$1.2	$1.1

Non-GAAP Revenue	$104.5	$118.6	$124.2	$127.6	$474.9	$124.1	$130.1

Maintenance and Support	Q1	Q2	Q3	Q4	FY	Q1	Q2
Revenue	2010	2010	2010	2010	2010	2011	2011
GAAP Revenue	$46.1	$43.6	$46.5	$45.8	$181.9	$47.2	$48.5
Adjustment	$3.8	$2.6	$0.9	$0.9	$8.2	$1.1	$0.8

Non-GAAP Revenue	$49.9	$46.2	$47.4	$46.7	$190.1	$48.2	$49.2

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Non-Financial Information
Unaudited

	Q1	Q2	Q3	Q4	Q1	Q2
	2010	2010	2010	2010	2011	2011
Enterprise Professional Services Backlog Hours (in thousands)	250.2	266.8	312.0	328.2	335.2	333.2

Estimated Future Value of Unimplemented Nuance Enterprise On- Demand Contracts (in millions)	41.8	45.0	47.1	50.4	31.2	27.8

Annualized Line Run-Rate in Nuance’s Healthcare On-Demand Business (in billions)	3.003	3.137	3.295	3.349	3.554	3.650

Estimated 3-year Value of Total On-Demand Contracts (in millions)	968.6	1,025.0	1,083.1	1,143.2	1,174.4	1,225.5

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended
	June 30, 2011
	Low	High
GAAP revenue	$319,300	$331,300
Acquisition-related adjustment — revenue	9,700	9,700

Non-GAAP revenue	$329,000	$341,000

GAAP net income per share	$0.01	$0.04
Acquisition-related adjustment — revenue	0.03	0.03
Acquisition-related adjustment — cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.01	0.01
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.11	0.11
Non-cash interest expense	0.01	0.01
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.02	0.02

Non-GAAP net income per share	$0.32	$0.35

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: basic	302,700	302,700

Weighted average common shares: diluted	317,000	317,000

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended
	September 30, 2011
	Low	High
GAAP revenue	$1,286,000	$1,316,000
Acquisition-related adjustment — revenue	44,000	44,000

Non-GAAP revenue	$1,330,000	$1,360,000

GAAP net income per share	$0.07	$0.13
Acquisition-related adjustment — revenue	0.14	0.14
Acquisition-related adjustment — cost of revenue	(0.03)	(0.03)
Acquisition-related costs, net	0.05	0.05
Cost of revenue from amortization of intangible assets	0.17	0.17
Amortization of intangible assets	0.27	0.27
Non-cash stock-based compensation	0.46	0.46
Non-cash interest expense	0.04	0.04
Non-cash income taxes	0.09	0.09
Costs associated with IP collaboration agreements	0.06	0.06
Change in fair value of share-based instruments	(0.03)	(0.03)
Restructuring and other charges, net	0.01	0.01

Non-GAAP net income per share	$1.30	$1.36

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: basic	302,000	302,000

Weighted average common shares: diluted	316,000	316,000